Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Destination Maternity Corporation:

We consent to the use of our report dated April 18, 2018, with respect to the consolidated balance sheets of Destination Maternity Corporation as of February 3, 2018 and January 28, 2017, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for each of the years in the three-year period ended February 3, 2018 and the related notes and financial statement schedule Valuation and Qualifying Accounts (collectively, the “consolidated financial statements”) incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania

July 25, 2018